Exhibit 10.14

CALIX NETWORKS, INC.

Non-Employee Director Equity Compensation Policy

1. General. This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 12.1 of the Calix Networks, Inc. 2010 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.

2. Board Authority. Pursuant to Section 12.1 of the Plan, the Board is responsible for adopting a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of shares of Common Stock to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.

3. Initial Option Grants to Non-Employee Directors. Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election a Nonstatutory Stock Option to purchase ten thousand (10,000) shares of Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) (“Initial Director Options”) and four thousand five hundred thirty-three (4,533) Restricted Stock Units (subject to adjustment as provided in Section 14.2 of the Plan) (“Initial Director RSUs”). Notwithstanding the foregoing, members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive Initial Director Options.

4. Subsequent Option Grants to Non-Employee Directors. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders (provided that, on such date, he or she shall have served on the Board for at least six (6) months prior to the date of such annual meeting) shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting a Nonstatutory Stock Option to purchase five thousand (5,000) shares of Common Stock (subject to adjustment as provided in Section 14.2 of the Plan) (“Annual Director Options”) and two thousand two hundred sixty-six (2,266) Restricted Stock Units (subject to adjustment as provided in Section 14.2 of the Plan) (“Annual Director RSUs”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director Options pursuant to this Section 4 (with the date of his or her termination of employment being deemed to be his or her date of initial election to the Board). Notwithstanding the foregoing, any Annual Director Options and Annual Director RSUs granted at the initial annual meeting of stockholders held following the Company’s initial public offering shall be adjusted on a pro-rata basis to reflect any options and/or restricted stock units granted to a Non-Employee Director during the twelve (12) months immediately preceding such initial annual meeting of stockholders.

5. Terms of Awards Granted to Non-Employee Directors.

(i) Options. The per share exercise price of each Option granted to a Non-Employee Director shall equal one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Initial Director Options shall vest and become exercisable as follows: one third (1/3rd) of the shares of Common Stock subject to the Initial Director Options shall vest on the first anniversary of the date of grant of such Initial Director Options and 1/36th of the total shares of Common Stock subject thereto shall vest monthly thereafter, such that the Initial Director Options shall be one hundred percent (100%) vested on the third anniversary of the date of grant of such Initial Director Options. Annual Director Options shall vest and become exercisable as follows: 1/12th of the shares of Common Stock subject to the Annual Director Options shall vest on each monthly anniversary of the date of grant of such Annual Director Options, such that the Annual Director Options shall be one hundred percent (100%) vested on the one-year anniversary of the date of grant of such Annual Director Options. Subject to Section 14.2 of the Plan, the term of each Option granted to a Non-Employee Director shall be ten (10) years from the date the Option is granted. No portion of an Option which is unexercisable at the time of a Non-Employee Director’s Termination of Service shall thereafter become exercisable.

(ii) Restricted Stock Units. The Initial Director RSUs shall vest with respect to one third (1/3rd) of the Restricted Stock Units on each anniversary of the date of grant such that one hundred percent (100%) of the Initial Director RSUs shall be fully vested on the third (3rd) anniversary of the date of grant. The Annual Director RSUs shall vest with respect to one hundred percent (100%) of the Restricted Stock Units on the first (1st) anniversary of the date of grant. The shares of Common Stock subject to Restricted Stock Units granted to Non-Employee Directors shall be issued to such Non-Employee Directors on the thirtieth (30th) day following the date the Restricted Stock Units vest. The Restricted Stock Unit agreement evidencing each grant of Initial Director RSUs and Annual Director RSUs shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

6. Effect of Acquisition. Upon a Change in Control of the Company, all Awards and all other stock options, restricted stock units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.

7. Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.

8. Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.

9. Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

10. Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.

11. Effectiveness. This Policy shall become effective as of Public Trading Date.

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